SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2009

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On October 19, 2009, the Registrant and Great Northern Reserve Partners, LLC (“GNRP”) entered into a Business Services Agreement (“Agreement”), which supersedes the prior agreement between them entered into in February, 2009 (“February Agreement”).

Under the February Agreement, GNRP provided business/product development services to the Registrant on a non-exclusive basis.  In exchange for such services, GNRP was to be compensated based on hours expended and sales generated from customers introduced by GNRP to the Registrant.  The Registrant and GNRP determined to enter into a new agreement which supersedes the February Agreement.  The Agreement includes, among other terms, a revised compensation structure.

The Registrant entered into the Agreement to continue the pursuit of its strategic product and business development objectives, including potential product applications related to food ingredients, supplements, nutraceuticals and pharmaceuticals.  Under the Agreement, GNRP will continue to provide business and product development services to the Registrant, including intellectual property development services.  GNRP will be issued 500,000 shares of the Registrant’s Common Stock in connection with the execution of the Agreement, in full payment of any and all amounts owing under the February Agreement (approximately $142,000 per GNRP) and in recognition of GNRP’s contribution to the achievement of recent product testing results.  In addition, GNRP will be compensated based on hours expended, sales and other payments (licensing payments, etc.) received by the Registrant, and the achievement of specified milestones: (i) identification of any bio-active agents contained in the Registrant’s product (and submission of a patent with respect thereto) and (ii) the Registrant’s entering into a significant agreement and receiving at least $500,000 in payments from the contracting party pursuant to and during term of such agreement.  All equity based compensation under the Agreement is subject to the Registrant increasing to 125,000,000 the number of its authorized common shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2009	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Peter Vitulli
Peter Vitulli, Chief Executive Officer